EXHIBIT 21- SCHEDULE OF SUBSIDIARIES

         EasyGrocer.com, Inc.
         EasyGrocer.com, LLC
         Fiesta Market, Inc.
         Pioneer Food Stores, Inc.
         Rose Trucking Corp.
         W.R. Activities Corp.
         W.R. Hillside Corp.
         W.R. Purchasing Corp.
         W.R. Service Corp.
         W.R. Service II Corp.
         W.R. Service III Corp.
         WRCBC Leasing Corp.
         WRFT Holdings, Inc.
         White Rose, Inc.